Exhibit 3.88

FIRST AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
BOOKS ARE FUN, LTD.

Pursuant to Section 490.1020 of the Iowa Business Corporation Act, and Article IX of the Amended and Restated Bylaws of Books Are Fun, Ltd., dated April 30, 1997, the Amended and Restated Bylaws are amended as follows:

FIRST

By striking the first sentence of Article III, Section 2, and replacing it with the following new first sentence:

“The number of Directors of the Corporation shall range from two (2) to twelve (12), unless such number shall be modified in accordance with these Bylaws.”

SECOND

By striking the first sentence of Article IV, Section 5, and replacing it with the following new first sentence:

“The President shall be the chief executive officer of the Corporation and, subject to the control of the Directors, shall in general supervise and control all of the business and affairs of the Corporation.”

The foregoing amendments are effective as of the 13th day of April, 2005.

BOOKS ARE FUN, LTD.

By:	/s/ Clifford H.R. DuPree
Clifford H.R. DuPree, Secretary